Exhibit 10.1

March 14, 2018

Theodore Farnsworth

c/o Helios and Matheson Analytics Inc.

Empire State Building

350 5th Avenue

New York, New York 10118

Dear Ted:

This letter memorializes our agreement pursuant to which you covenant and agree that, during the period commencing on the date hereof (the “Effective Date”) and ending 24 months from the Effective Date, you shall not (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of our common stock, par value $0.01 per share, owned by you (the “Shares”), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to the Shares or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of the Shares, in cash or otherwise, (C) permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on your voting rights, charge or other encumbrance of any nature whatsoever with respect to any of the Shares, (D) engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares even if the Shares would be disposed of by someone other than you (including, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Shares) or (E) directly or indirectly initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing. This provision is referred to in this letter as the “Lock-Up Provision”.

Notwithstanding the Lock-Up Provision, you may transfer your Shares (I) as a bona fide gift or gifts, (II) by will or intestate succession or (III) to a trust for the benefit of you and your immediate family, provided, in each case, that (a) such transfer will not involve a disposition for value and (b) the transferee agrees in writing with the Company to be bound by the terms of the Lock-Up Provision. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

If the terms of this letter agreement are agreeable to you, please countersign this letter at the space designated below.

Very truly yours,

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Stuart Benson
Name:	Stuart Benson
Title:	Chief Financial Officer

I have read the above letter and agree to the terms.

/s/ Theodore Farnsworth

Theodore Farnsworth

2